Exhibit 99.1

CONTACT:
Tere Miller
Vice President, Corporate Communications
760-741-2111 ext. 1177

REALTY INCOME ANNOUNCES FOURTH QUARTER
AND 2008 OPERATING RESULTS

ESCONDIDO, CALIFORNIA, February 11, 2009...Realty Income Corporation (Realty Income), The Monthly Dividend Company® (NYSE: O) today announced operating results for the fourth quarter ended December 31, 2008. All per share amounts presented in this press release are on a diluted per common share basis, unless stated otherwise.

COMPANY HIGHLIGHTS:

For the quarter ended December 31, 2008 (as compared to the same quarterly period in 2007):
● Revenue increased 3.2% to $82.7 million
● Funds from Operations (FFO) available to common stockholders decreased 1.7% to $47.0 million
● FFO per share decreased 4.2% to $0.46 per share
● FFO per share before Crest’s contribution increased 2.2% to $0.46 per share
● Net income available to common stockholders per share was $0.27 per share
● Portfolio occupancy increased to 97.0% as compared to the third quarter of 2008
● Same store rents increased 0.4% to $64.6 million
● Dividends paid per common share increased 3.7%
● In December, increased the monthly dividend for the 45th consecutive quarter to an annualized amount of $1.701 per share
● Retired $100 million of notes that matured in November

For the year ended December 31, 2008 (as compared to 2007):
● Revenue increased 12.2% to $330.2 million
● FFO available to common stockholders decreased 2.2% to $185.5 million
● FFO per share decreased 3.2% to $1.83 per share
● FFO per share before Crest’s contribution increased 2.2% to $1.82 per share
● Net income available to common stockholders per share was $1.06 per share
● Same store rents increased 1.1% to $258.7 million
● Invested $189.6 million in 108 additional properties
● Dividends paid per common share increased 6.5%
● Paid the 461st consecutive monthly dividend in December 2008

Financial Results

Revenue Increases
Realty Income’s revenue, for the fourth quarter ended December 31, 2008, increased 3.2% to $82.7 million as compared to $80.1 million for the same period in 2007.

Revenue, for the year ended December 31, 2008, increased 12.2% to $330.2 million as compared to $294.3 million in 2007.

Net Income Available to Common Stockholders
Net income available to common stockholders, for the quarter ended December 31, 2008, was $28.3 million as compared to $27.1 million for the same period in 2007. Net income per share for the quarter was unchanged at $0.27 as compared to the same period in 2007.

Net income available to common stockholders, for the year ended December 31, 2008, was $107.6 million as compared to $116.2 million in 2007. Net income per share in 2008 was $1.06 as compared to $1.16 in 2007.

The calculation to determine net income for a real estate company includes impairments or gains from the sales of investment properties. The amount of impairments or gains on property sales varies from quarter to quarter. This variance can significantly impact net income.

During the fourth quarter of 2008, income from continuing operations available to common stockholders was $0.23 per share as compared to $0.24 per share for the same period in 2007.

During 2008, income from continuing operations available to common stockholders was $0.91 per share as compared to $1.01 per share in 2007.

FFO Available to Common Stockholders
FFO, for the quarter ended December 31, 2008, decreased 1.7% to $47.0 million as compared to $47.8 million for the same period in 2007. FFO per share, for the quarter ended December 31, 2008, decreased 4.2% to $0.46 per share, as compared to $0.48 per share for the same period in 2007. FFO before Crest’s contribution, for the fourth quarter ended December 31, 2008, increased 2.2% to $0.46 per share as compared to $0.45 per share for the same period in 2007. Crest Net Lease, Inc. (Crest) is a wholly-owned subsidiary of Realty Income.

FFO, for the year ended December 31, 2008, decreased 2.2% to $185.5 million as compared to $189.7 million in 2007. FFO per share, for the year ended December 31, 2008, decreased 3.2% to $1.83 per share as compared to $1.89 per share in 2007. FFO before Crest’s contribution, for the year ended December 31, 2008, increased 2.2% to $1.82 per share as compared to $1.78 per share in 2007. For a calculation of FFO before Crest’s contribution, see page 7.

The Company considers FFO to be an appropriate supplemental measure of a Real Estate Investment Trust’s (REIT’s) operating performance as it is based on a net income analysis of property portfolio performance that excludes non-cash items such as depreciation. FFO is an alternative, non-GAAP measure that is also considered to be a good indicator of a company’s ability to generate income to pay dividends. Realty Income defines FFO consistent with the National Association of Real Estate Investment Trust’s (NAREIT’s) definition as net income available to common stockholders plus depreciation and amortization of real estate assets, reduced by gains on sales of investment properties and extraordinary items. See reconciliation of net income available to common stockholders to FFO on pages 7 and 8.

Dividend Information
In December 2008, Realty Income announced the 45th consecutive quarterly increase and the 52nd increase in the amount of the dividend since the Company’s listing on the New York Stock Exchange in 1994. The annualized dividend amount as of December 31, 2008 was $1.701 per share. The amount of the monthly dividends paid during the quarter increased 3.7% to $0.423 per share from $0.408 per share for the same period in 2007.

During 2008, Realty Income paid twelve monthly dividends and increased the monthly dividend five times. The amount of monthly dividends paid per share, for the year ended December 31, 2008, increased 6.5% to $1.662 per share as compared to $1.560 per share in 2007. Through December 31, 2008, the Company had paid 461 consecutive monthly dividends, or over $1.5 billion in dividends, and continues its 39-year history of declaring and paying dividends every month.

Real Estate Portfolio Update

As of December 31, 2008, Realty Income’s portfolio of freestanding, single-tenant, retail properties consisted of 2,348 properties located in 49 states, leased to 119 retail chains doing business in 30 retail industries. The properties are leased under long-term, net leases with a weighted average remaining lease term of approximately 11.9 years.

Portfolio Management Activities
The Company’s portfolio of retail real estate, owned primarily under 15- to 20-year net leases, continues to perform well and provide dependable lease revenue supporting the payment of monthly dividends. As of December 31, 2008, portfolio occupancy was 97.0% with 70 properties available for lease out of a total of 2,348 properties in the portfolio.

Rent Increases
During the three months ended December 31, 2008, same store rents on 1,772 properties under lease increased 0.4% to $64.59 million as compared to $64.34 million for the same quarter in 2007. During the year ended December 31, 2008, same store rents on 1,772 properties under lease increased 1.1% to $258.7 million as compared to $255.9 million in 2007.

Excluding 104 properties leased to Buffets, Inc. (whereby rents were recently renegotiated), during the quarter ended December 31, 2008, same store rents on 1,668 properties under lease increased 1.5% to $59.7 million, as compared to $58.8 million for the same quarter in 2007. During the year ended December 31, 2008, same store rents on the same 1,668 properties under lease, increased 1.4% to $237.1 million, as compared to $233.9 million in 2007.

Property Acquisitions
During the fourth quarter of 2008, Realty Income invested $1.1 million in previously acquired properties. For the year ended December 31, 2008, Realty Income invested $189.6 million in 108 new properties and properties under development with an initial average contractual lease yield of 8.7%. The 108 properties are located in 14 states and are 100% leased under net-lease agreements with an initial average lease term of 20.6 years. These new properties are leased to eight different retail chains in seven separate industries. Crest did not acquire any new properties in 2008.

Realty Income maintains a $355 million unsecured acquisition credit facility, which is used to fund property acquisitions in the near term. There is currently no outstanding balance on the Company’s acquisition credit facility, and the full $355 million is available to fund new property acquisitions. In addition, the Company had cash and cash equivalents of $46.8 million at December 31, 2008.

Property Dispositions
Realty Income continued to successfully execute its asset disposition program in 2008. The objective of this program is to sell assets when the Company believes the reinvestment of the sales proceeds will generate higher returns, enhance the credit quality of the Company's real estate portfolio, increase the average lease length, or decrease tenant or industry concentration.

During the quarter ended December 31, 2008, Realty Income sold seven properties for $8.6 million, which resulted in a gain on sales of $4.1 million.

During 2008, Realty Income sold 29 properties and a portion of land from another property for $27.8 million, which resulted in a gain on sales of $13.6 million.

Other Activities

New and Expanded Credit Facility
In May 2008, Realty Income entered into a new $355 million unsecured acquisition credit facility to replace its existing $300 million acquisition credit facility. Under the terms of the new facility, available funds were increased by $55 million plus an additional $100 million accordion expansion feature. The initial term of the new credit facility runs from May 2008 through May 2011 plus two, one-year extension options.

Issued 2.925 million Shares of Common Stock
In September 2008, Realty Income issued 2,925,000 shares of common stock, including 225,000 shares purchased by the underwriters upon the exercise of their over-allotment options. Net proceeds from the offering were approximately $74.4 million. These proceeds, combined with available cash on hand, were used to repay the $100 million outstanding principal amount of the Company’s 8.25% Monthly Income Senior Notes, which came due in November, and to repay the $20 million outstanding principal amount of the Company’s 8% Notes, which came due in January 2009.

Retirement of all $100 million of the 8.25% Monthly Income Senior Notes
In November 2008, Realty Income retired all $100 million of its outstanding 8.25% Monthly Income Senior Notes, NYSE ticker symbol OUI, upon maturity.

Retirement of all $20 million of the 8.0% Senior Notes
In January 2009, Realty Income retired all $20 million of its outstanding 8.0% Senior Notes upon maturity. With repayment of these notes the Company has no further debt maturities until 2013.

Crest Net Lease
Crest is focused on acquiring and subsequently marketing net-leased properties for sale. Crest did not acquire or sell any properties during the fourth quarter of 2008.

For the year ended December 31, 2008, Crest sold 25 properties for $50.7 million and reported a gain on sales of $4.6 million. As of December 31, 2008, Crest carried an inventory of $6.0 million, which consisted of five properties held for sale. Crest did not acquire any new properties during 2008.

Crest’s contribution to Realty Income’s FFO (and net income) depends on the timing and number of property sales, if any, in a given quarter. Therefore, Crest’s contribution can fluctuate and add volatility to Realty Income’s reported FFO and net income on a comparable quarterly and annualized basis. During the fourth quarter of 2008, Crest contributed $8,000 of FFO, which represents $0.00 per share of Realty Income’s FFO, as compared to $2.7 million or $0.03 per share, which was generated by Crest for Realty Income during the same period in 2007.

For the year ended December 31, 2008, Crest generated $1.3 million, or $0.01 per share, in FFO for Realty Income as compared to $10.7 million, or $0.11 per share, in FFO for Realty Income in 2007.

CEO Comments on Operating Results

Commenting on Realty Income’s financial results and real estate operations, Chief Executive Officer, Tom A. Lewis said, “We are pleased with our results given the current environment in the credit markets and overall economy. We are fortunate to be in a very liquid position with over $30 million in cash on hand today and no balance on our $355 million credit facility. The Company also has no mortgages on any of its 2,348 properties and no debt maturities for four years, or until 2013. Additionally, we have no properties under development, no joint ventures and no off balance sheet assets or liabilities of any kind. As such, we believe we are well positioned to manage the Company during these difficult times.”

“Our focus during the fourth quarter continued to be on strengthening our balance sheet, maintaining substantial liquidity and managing our portfolio to maximize current occupancy and ongoing cash flow. During the quarter, we retired the outstanding $100 million in 8.25% Senior Notes, NYSE ticker symbol OUI, that were due in November 2008. During the first quarter of 2009, we also repaid the $20 million in 8% Senior Notes that were due in January 2009. All of these notes were retired with cash on hand.”

“During the fourth quarter, occupancy increased to 97% with just 70 of our 2,348 properties available for lease. This increase was due to substantial progress in the leasing efforts of our portfolio management department during the quarter. In addition, same store rents rose 0.4% during the fourth quarter, and 1.1% for the year ended December 31, 2008. Given the ongoing softness in the retail industry, we are very pleased with this performance. We would note, however, that until the economic environment improves, investors can expect that many retailers will continue to struggle operationally. While Realty Income’s real estate portfolio, with long-term, 15 to 20-year leases in place, should continue to perform well, relative to other property types with shorter lease terms, we would note that we are certainly not immune to challenges should the economy continue to decline.”

“With respect to real estate acquisitions, we have largely remained on the sidelines for the past three quarters as we have felt that properties we could have purchased would likely be less expensive in the future. For the year, we invested just under $190 million in 108 new properties, with nearly all of these acquisitions completed during the first quarter of 2008. We continue to believe that the initial lease yields on potential property acquisitions do not yet fully reflect the tightness in the credit markets and so we are unwilling to invest at the current prices. With that said, we continue to review acquisition opportunities and perform due diligence on a number of potential transactions. Given our substantial liquidity position, we have funds on hand to invest in size should attractively priced acquisitions emerge over the coming months.”

“During the fourth quarter, revenue increased 3.2% and FFO per share generated by our core portfolio (or FFO before Crest’s contribution), from which we pay monthly dividends, increased 2.2% to $0.46 per share, in comparison to the prior year. During 2008, we experienced strong revenue growth of 12.2% and FFO per share from our core portfolio increased 2.2% to $1.82 per share as compared to $1.78 during 2007. In addition, we increased the dividend five times during 2008, and cash dividends paid to shareholders increased 6.5%.”

“While we continue to operate conservatively in a challenging economic and retail environment, we have been fortunate to have a strong portfolio of good properties, which have remained profitable to our retailers, and are often the key to the ongoing profitability of our tenant’s business. We believe this has kept occupancy high during 2008 and, when coupled with our conservative balance sheet and strong liquidity, is serving us very well during the current economic downturn.”

FFO Commentary
Realty Income’s FFO per share has historically tended to be stable and fairly predictable because of the long-term leases that are the primary source of the Company’s revenue. There are, however, several factors that can cause FFO per share to vary from levels that have been anticipated by the Company. These factors include, but are not limited to, changes in interest rates, occupancy rates, periodically accessing the capital markets, the level and timing of property acquisitions and dispositions, lease rollovers, the general real estate market, the economy, charges for property impairments, and the operations of Crest.

2009 Estimates
Management estimates that FFO per share for 2009 should range from $1.83 to $1.90, which represents annual FFO per share growth of approximately 0.0% to 3.8%, as compared to 2008 FFO per share of $1.83. FFO for 2009 is based on an estimated net income per share range of $0.99 to $1.06, adjusted (in accordance with NAREIT’s definition of FFO) for estimated real estate depreciation of $0.89 and potential gain on sales of investment properties of $0.05 per share.

Management notes that, given the volatility in the markets, it is more challenging than usual to estimate a number of factors that will impact the Company’s future results. For example, new property acquisition levels could vary depending on the number of opportunities, capitalization rates and the availability of attractively priced permanent financing. As such, management would add that the $1.83 FFO per share estimate assumes no new property acquisitions for 2009. The $1.90 FFO per share estimate assumes property acquisitions of approximately $375 million in 2009.

Management further estimates that Crest could contribute between $0.00 and $0.01 per share to Realty Income’s FFO during 2009. Crest’s primary business is the purchase and sale of properties for a profit. These sales may occur at various times during the course of the year and could cause FFO, in certain quarters, to fluctuate on a comparable quarterly and annualized basis.

About Realty Income
Realty Income is The Monthly Dividend Company®, a New York Stock Exchange real estate company dedicated to providing shareholders with dependable monthly income. As of December 31, 2008, the Company had paid 461 consecutive monthly dividends throughout its 39-year operating history. The monthly income is supported by the cash flows from 2,348 retail properties owned under long-term lease agreements with leading regional and national retail chains. The Company is an active buyer of net-leased retail properties nationwide.

Forward-Looking Statements
Statements in this press release that are not strictly historical are “forward-looking” statements. Forward-looking statements involve known and unknown risks, which may cause the Company’s actual future results to differ materially from expected results. These risks include, among others, general economic conditions, local real estate conditions, the availability of capital to finance planned growth, continued volatility and uncertainty in the credit markets and broader financial markets, property acquisitions and the timing of these acquisitions, charges for property impairments, the outcome of any legal proceedings to which the Company is a party, and the profitability of Crest, the Company’s subsidiary, as described in the Company’s filings with the Securities and Exchange Commission. Consequently, such forward-looking statements should be regarded solely as reflections of the Company’s current operating plans and estimates. Actual operating results may differ materially from what is expressed or forecast in this press release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

Note to Editors: Realty Income press releases are available at no charge by calling our toll-free investor hotline number: 888-811-2001, or via the internet at http://www.realtyincome.com/Investing/News.html.

CONSOLIDATED STATEMENTS OF INCOME
For the three months and years ended December 31, 2008 and 2007
(dollars in thousands, except per share amounts)

	Three Months Ended 12/31/08	Three Months Ended 12/31/07	Year Ended 12/31/08	Year Ended 12/31/07
REVENUE
Rental	$82,643	$77,421	$328,266	$287,965
Other	83	2,694	1,934	6,352
	82,726	80,115	330,200	294,317
EXPENSES
Interest	22,726	22,719	93,956	64,331
Depreciation and amortization	22,935	20,948	90,732	76,686
General and administrative	5,054	5,475	21,618	22,694
Property	1,710	855	5,818	3,471
Income taxes	307	444	1,230	1,392
	52,732	50,441	213,354	168,574
Income from continuing operations	29,994	29,674	116,846	125,743
Income from discontinued operations:
Real estate acquired for resale by Crest	8	2,735	575	10,703
Real estate held for investment	4,330	767	14,420	3,963
	4,338	3,502	14,995	14,666

Net income	34,332	33,176	131,841	140,409
Preferred stock cash dividends	(6,063)	(6,063)	(24,253)	(24,253)
Net income available to common stockholders	$28,269	$27,113	$107,588	$116,156

Funds from operations available to common stockholders (FFO)	$47,027	$47,750	$185,524	$189,675

Per share information for common stockholders:
Income from continuing operations:
Basic	$0.23	$0.24	$0.92	$1.01
Diluted	$0.23	$0.24	$0.91	$1.01
Net income: Basic and diluted	$0.27	$0.27	$1.06	$1.16
FFO, basic(1)
FFO before Crest contribution	$0.46	$0.45	$1.82	$1.79
Crest Net Lease	$0.00	$0.03	$0.01	$0.11
Total FFO	$0.46	$0.48	$1.83	$1.89
FFO, diluted(1)
FFO before Crest contribution	$0.46	$0.45	$1.82	$1.78
Crest Net Lease	$0.00	$0.03	$0.01	$0.11
Total FFO	$0.46	$0.48	$1.83	$1.89

Cash dividends paid	$0.423	$0.408	$1.662	$1.560

(1) The above FFO per share amounts have been rounded to the nearest two decimals and, as such, the individual amounts may not add up to the “Total FFO” amount.

FUNDS FROM OPERATIONS
(dollars in thousands, except per share amounts)

	Three Months Ended 12/31/08	Three Months Ended 12/31/07	Year Ended 12/31/08	Year Ended 12/31/07

Net income available to common stockholders	$28,269	$27,113	$107,588	$116,156
Depreciation and amortization:
Continuing operations	22,935	20,948	90,732	76,686
Discontinued operations	15	129	1,073	636
Depreciation of furniture, fixtures & equipment	(81)	(70)	(319)	(244)
Gain on sales of investment properties:
Continuing operations	--	--	(236)	(1,835)
Discontinued operations	(4,111)	(370)	(13,314)	(1,724)
Funds from operations available to common stockholders	$47,027	$47,750	$185,524	$189,675

FFO per common share, basic and diluted	$0.46	$0.48	$1.83	$1.89

Dividends paid to common stockholders	$44,136	$41,276	$169,655	$157,659

FFO in excess of dividends paid to common stockholders	$2,891	$6,474	$15,869	$32,016

Weighted average number of common shares used for computation per share:
Basic	103,258,581	100,227,101	101,178,191	100,195,031
Diluted	103,266,636	100,315,360	101,209,883	100,333,966

CONTRIBUTIONS BY CREST TO FUNDS FROM OPERATIONS
(dollars in thousands, except per share amounts)

Crest acquires properties with the intention of reselling them rather than holding them as investments and operating the properties. Consequently, we typically classify properties acquired by Crest as held for sale at the date of acquisition and do not depreciate them. The operations of Crest’s properties are classified as “income from discontinued operations, real estate acquired for resale”.

	Three Months Ended 12/31/08	Three Months Ended 12/31/07	Year Ended 12/31/08	Year Ended 12/31/07
Gain on sales of real estate acquired for resale	$--	$3,533	$4,642	$12,319
Rental revenue	66	1,429	1,830	8,165
Other revenue	354	61	914	190
Interest expense	(374)	(1,086)	(1,797)	(6,201)
General and administrative expense	(114)	(184)	(511)	(691)
Property expenses	(27)	(12)	(133)	(40)
Provisions for impairment	--	--	(3,374)	--
Income taxes	103	(1,006)	(225)	(3,039)
Funds from operations contributed by Crest	$8	$2,735	$1,346	$10,703

Crest FFO per common share, basic and diluted	$0.00	$0.03	$0.01	$0.11

Total FFO	$47,027	$47,750	$185,524	$189,675
Less FFO contributed by Crest	(8)	(2,735)	(1,346)	(10,703)
FFO before Crest contribution	$47,019	$45,015	$184,178	$178,972

FFO before Crest contribution per common share:
Basic	$0.46	$0.45	$1.82	$1.79
Diluted	$0.46	$0.45	$1.82	$1.78

We define FFO, a non-GAAP measure, consistent with the National Association of Real Estate Investment Trust’s definition, as net income available to common stockholders, plus depreciation and amortization of real estate assets reduced by gains on sales of investment properties and extraordinary items.

HISTORICAL FUNDS FROM OPERATIONS
(dollars in thousands, except per share amounts)

For the three months ended December 31,	2008	2007	2006	2005	2004

Net income available to common stockholders	$28,269	$27,113	$28,386	$25,477	$24,312
Depreciation and amortization	22,869	21,007	16,515	13,197	10,428
Gain on sales of investment properties	(4,111)	(370)	--	(2,811)	(5,948)
Total FFO	$47,027	$47,750	$44,901	$35,863	$28,792

Total FFO per diluted share	$0.46	$0.48	$0.46	$0.43	$0.36

Total FFO	$47,027	$47,750	$44,901	$35,863	$28,792
Less FFO contributed by Crest	(8)	(2,735)	113	(1,086)	(598)
FFO before Crest contribution	$47,019	$45,015	$45,014	$34,777	$28,194

FFO components, per diluted share(1):
FFO before Crest contribution	$0.46	$0.45	$0.46	$0.42	$0.36
Crest FFO contribution	$0.00	$0.03	$0.00	$0.01	$0.01

Total FFO	$0.46	$0.48	$0.46	$0.43	$0.36

Cash dividends paid per share	$0.423	$0.408	$0.378	$0.347	$0.328
Diluted shares outstanding	103,266,636	100,315,360	98,194,875	83,163,283	79,383,964

For the year ended December 31,

Net income available to common stockholders	$107,588	$116,156	$99,419	$89,716	$90,168
Depreciation and amortization	91,486	77,078	59,416	46,522	40,741
Gain on sales of investment properties	(13,550)	(3,559)	(3,036)	(6,591)	(12,728)
Total FFO	$185,524	$189,675	$155,799	$129,647	$118,181

Total FFO per diluted share	$1.83	$1.89	$1.73	$1.62	$1.50

Total FFO	$185,524	$189,675	$155,799	$129,647	$118,181
Less FFO contributed by Crest	(1,346)	(10,703)	(1,402)	(2,781)	(7,847)
FFO before Crest contribution	$184,178	$178,972	$154,397	$126,866	$110,334

FFO components, per diluted share(1):
FFO before Crest contribution	$1.82	$1.78	$1.72	$1.58	$1.40
Crest FFO contribution	$0.01	$0.11	$0.02	$0.03	$0.10

Total FFO	$1.83	$1.89	$1.73	$1.62	$1.50

Cash dividends paid per share	$1.662	$1.560	$1.437	$1.346	$1.241
Diluted shares outstanding	101,209,883	100,333,966	89,917,554	80,208,593	78,598,788

(1) The above FFO per share amounts have been rounded to the nearest two decimals and, as such, the individual amounts may not add up to the “Total FFO” amount.

CONSOLIDATED BALANCE SHEETS
As of December 31, 2008 and 2007
(dollars in thousands, except per share amounts)

	2008	2007
ASSETS
Real estate, at cost:
Land	$1,157,885	$1,110,897
Buildings and improvements	2,251,025	2,127,897
	3,408,910	3,238,794
Less accumulated depreciation and amortization	(553,417)	(470,695)
Net real estate held for investment	2,855,493	2,768,099
Real estate held for sale, net	6,660	56,156
Net real estate	2,862,153	2,824,255
Cash and cash equivalents	46,815	193,101
Accounts receivable	10,624	7,142
Goodwill	17,206	17,206
Other assets, net	57,381	35,648
Total assets	$2,994,179	$3,077,352

LIABILITIES AND STOCKHOLDERS’ EQUITY
Distributions payable	$16,793	$15,844
Accounts payable and accrued expenses	38,027	38,112
Other liabilities	14,698	15,304
Lines of credit payable	--	--
Notes payable	1,370,000	1,470,000
Total liabilities	1,439,518	1,539,260

Stockholders’ equity:
Preferred stock and paid in capital, par value $1.00 per share, 20,000,000 shares authorized, 13,900,000 issued and outstanding in 2008 and 2007	337,790	337,790
Common stock and paid in capital, par value $1.00 per share, 200,000,000 shares authorized, 104,211,541 and 101,082,717 shares issued and outstanding in 2008 and 2007, respectively	1,624,622	1,545,037
Distributions in excess of net income	(407,751)	(344,735)
Total stockholders’ equity	1,554,661	1,538,092
Total liabilities and stockholders’ equity	$2,994,179	$3,077,352

Industry Diversification

The following table sets forth certain information regarding Realty Income’s property portfolio (excluding properties owned by Crest) classified according to the business of the respective tenants, expressed as a percentage of our total rental revenue:
	Percentage of Rental Revenue(1)
	For the Quarter	For the Years Ended
Industries	Ended December 31, 2008	Dec 31, 2008	Dec 31, 2007	Dec 31, 2006	Dec 31, 2005	Dec 31, 2004	Dec 31, 2003
Apparel stores	1.1%	1.1%	1.2%	1.7%	1.6%	1.8%	2.1%
Automotive collision services	1.0	1.0	1.1	1.3	1.3	1.0	0.3
Automotive parts	1.6	1.6	2.1	2.8	3.4	3.8	4.5
Automotive service	4.7	4.8	5.2	6.9	7.6	7.7	8.3
Automotive tire services	6.8	6.7	7.3	6.1	7.2	7.8	3.1
Book stores	0.2	0.2	0.2	0.2	0.3	0.3	0.4
Business services	*	*	0.1	0.1	0.1	0.1	0.1
Child care	7.5	7.6	8.4	10.3	12.7	14.4	17.8
Consumer electronics	0.8	0.8	0.9	1.1	1.3	2.1	3.0
Convenience stores	16.4	15.8	14.0	16.1	18.7	19.2	13.3
Crafts and novelties	0.3	0.3	0.3	0.4	0.4	0.5	0.6
Distribution and office	1.0	1.0	0.6	--	--	--	--
Drug stores	4.2	4.1	2.7	2.9	2.8	0.1	0.2
Entertainment	1.2	1.2	1.4	1.6	2.1	2.3	2.6
Equipment rental services	0.2	0.2	0.2	0.2	0.4	0.3	0.2
Financial services	0.3	0.2	0.2	0.1	0.1	0.1	--
General merchandise	0.8	0.8	0.7	0.6	0.5	0.4	0.5
Grocery stores	0.7	0.7	0.7	0.7	0.7	0.8	0.4
Health and fitness	5.7	5.6	5.1	4.3	3.7	4.0	3.8
Home furnishings	2.6	2.4	2.6	3.1	3.7	4.1	4.9
Home improvement	1.8	1.9	2.1	3.4	1.1	1.0	1.1
Motor vehicle dealerships	3.1	3.1	3.1	3.4	2.6	0.6	--
Office supplies	1.0	1.0	1.1	1.3	1.5	1.6	1.9
Pet supplies and services	0.9	0.8	0.9	1.1	1.3	1.4	1.7
Private education	0.8	0.8	0.8	0.8	0.8	1.1	1.2
Restaurants	20.8	21.8	21.2	11.9	9.4	9.7	11.8
Shoe stores	--	--	--	--	0.3	0.3	0.9
Sporting goods	2.3	2.3	2.6	2.9	3.4	3.4	3.8
Theaters	9.1	9.0	9.0	9.6	5.2	3.5	4.1
Travel plazas	0.2	0.2	0.2	0.3	0.3	0.4	0.3
Video rental	1.0	1.1	1.7	2.1	2.5	2.8	3.3
Other	1.9	1.9	2.3	2.7	3.0	3.4	3.8
Totals	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

* Less than 0.1%

(1)	Includes rental revenue for all properties owned by Realty Income at the end of each period presented, including revenue from properties reclassified as discontinued operations.

Lease Expirations

The following table sets forth certain information regarding Realty Income’s property portfolio (excluding properties owned by Crest) regarding the timing of the lease term expirations (excluding extension options) on our 2,268 net leased, single-tenant retail properties as of December 31, 2008 (dollars in thousands):

	Total Portfolio			Initial Expirations(3)			Subsequent Expirations(4)
Year	Total Number of Leases Expiring(1)	Rental Revenue for the Quarter Ended December 31, 2008(2)	% of Total Rental Revenue	Number of Leases Expiring	Rental Revenue for the Quarter Ended December 31, 2008	% of Total Rental Revenue	Number of Leases Expiring	Rental Revenue for the Quarter Ended December 31, 2008	% of Total Rental Revenue
2009	148	$3,084	3.9%	36	$787	1.0%	112	$2,297	2.9%
2010	102	2,197	2.7	48	1,227	1.5	54	970	1.2
2011	105	3,137	3.9	57	2,055	2.6	48	1,082	1.3
2012	113	2,681	3.3	75	1,864	2.3	38	817	1.0
2013	140	5,316	6.7	99	4,329	5.4	41	987	1.3
2014	55	2,125	2.7	36	1,780	2.2	19	345	0.5
2015	108	2,857	3.6	85	2,318	2.9	23	539	0.7
2016	114	2,015	2.5	112	1,987	2.5	2	28	*
2017	49	1,894	2.4	41	1,745	2.2	8	149	0.2
2018	42	1,888	2.4	34	1,689	2.1	8	199	0.3
2019	100	4,856	6.1	94	4,526	5.7	6	330	0.4
2020	82	2,987	3.7	79	2,923	3.6	3	64	0.1
2021	170	7,503	9.4	169	7,448	9.3	1	55	0.1
2022	101	2,951	3.7	100	2,903	3.6	1	48	0.1
2023	245	7,754	9.7	243	7,680	9.6	2	74	0.1
2024	62	1,815	2.3	62	1,815	2.3	--	--	--
2025	70	5,466	6.9	66	5,398	6.8	4	68	0.1
2026	122	6,866	8.6	120	6,809	8.5	2	57	0.1
2027	152	4,622	5.8	151	4,605	5.8	1	17	*
2028	82	4,009	5.0	80	3,938	4.9	2	71	0.1
2029	45	1,099	1.4	45	1,099	1.4	--	--	--
2030	20	924	1.2	20	924	1.2	--	--	--
2031	27	649	0.8	27	649	0.8	--	--	--
2032	2	57	0.1	2	57	0.1	--	--	--
2033	7	422	0.5	7	422	0.5	--	--	--
2034	2	230	0.3	2	230	0.3	--	--	--
2037	2	354	0.4	2	354	0.4	--	--	--
2043	1	13	*	--	--	--	1	13	*
Totals	2,268	$79,771	100.0%	1,892	$71,561	89.5%	376	$8,210	10.5%

*Less than 0.1%

(1)
Excludes ten multi-tenant properties and 70 vacant unleased properties, one of which is a multi-tenant property. The lease expirations for properties under construction are based on the estimated date of completion of those properties.

(2)
Includes rental revenue of $44 from properties reclassified as discontinued operations and excludes revenue of $2,916 from ten multi-tenant properties and from 70 vacant and unleased properties at December 31, 2008.

(3)	Represents leases to the initial tenant of the property that are expiring for the first time.
(4)	Represents lease expirations on properties in the portfolio, which have previously been renewed, extended or re-tenanted.

Geographic Diversification

The following table sets forth certain state-by-state information regarding Realty Income’s property portfolio (excluding properties owned by Crest) as of December 31, 2008 (dollars in thousands):

State	Number of Properties	Percent Leased	Approximate Leasable Square Feet	Rental Revenue for the Quarter Ended December 31, 2008(1)	Percentage of Rental Revenue
Alabama	63	98%	425,400	$1,893	2.3%
Alaska	2	100	128,500	277	0.3
Arizona	80	98	395,800	2,418	2.9
Arkansas	18	100	98,500	417	0.5
California	64	100	1,160,700	4,505	5.4
Colorado	53	96	486,300	1,902	2.3
Connecticut	24	100	276,600	1,310	1.6
Delaware	17	100	33,300	428	0.5
Florida	168	98	1,449,300	6,786	8.2
Georgia	132	98	926,900	3,992	4.8
Idaho	13	92	85,400	338	0.4
Illinois	74	97	877,800	4,211	5.1
Indiana	82	96	689,600	3,213	3.9
Iowa	22	95	296,100	1,006	1.2
Kansas	33	94	579,100	1,121	1.4
Kentucky	22	100	110,600	673	0.8
Louisiana	33	94	190,400	877	1.1
Maine	3	100	22,500	161	0.2
Maryland	29	97	271,200	1,587	1.9
Massachusetts	66	100	580,400	2,618	3.2
Michigan	52	98	257,300	1,243	1.5
Minnesota	21	100	392,100	1,572	1.9
Mississippi	71	97	347,600	1,478	1.8
Missouri	62	97	640,100	2,076	2.5
Montana	2	100	30,000	76	0.1
Nebraska	19	100	196,300	645	0.8
Nevada	15	93	191,000	883	1.1
New Hampshire	14	100	109,900	557	0.7
New Jersey	33	100	261,300	1,930	2.3
New Mexico	8	100	56,400	191	0.2
New York	40	95	502,700	2,493	3.0
North Carolina	96	99	548,300	2,865	3.5
North Dakota	6	100	36,600	73	0.1
Ohio	137	98	852,200	3,377	4.1
Oklahoma	25	96	145,900	582	0.7
Oregon	18	100	297,300	885	1.1
Pennsylvania	99	100	683,800	3,527	4.3
Rhode Island	3	100	11,000	57	0.1
South Carolina	100	98	374,400	2,190	2.6
South Dakota	9	100	24,900	102	0.1
Tennessee	135	96	635,500	2,920	3.5
Texas	214	92	2,241,700	7,814	9.5
Utah	5	80	30,600	87	0.1
Vermont	4	100	12,700	125	0.2
Virginia	104	99	637,100	3,496	4.2
Washington	35	91	230,300	792	1.0
West Virginia	2	100	23,000	121	0.1
Wisconsin	20	90	248,100	774	0.9
Wyoming	1	100	4,200	23	*
Totals/Average	2,348	97%	19,106,700	$82,687	100.0%

* Less than 0.1%

(1)	Includes rental revenue for all properties owned by Realty Income at December 31, 2008, including revenue from properties reclassified as discontinued operations of $44.